Exhibit 99.1

CAI International, Inc. Announces Appointment of New CEO and CFO.

SAN FRANCISCO, CA, May 2, 2011—CAI International, Inc. (“CAI” or “Company”) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today announced the following organizational changes:

●
Mr. Masaaki (John) Nishibori, CAI’s President and Chief Executive Officer, has announced his retirement effective at the annual stockholders meeting on June 3, 2011. Mr. Nishibori will remain a director of the Company.  Upon Mr. Nishibori’s retirement, the Company’s new President and Chief Executive Officer will be Mr. Victor Garcia.  Mr. Garcia has been with CAI since November 2006, when he joined the Company as its Senior Vice President and Chief Financial Officer.  Mr. Garcia held that position until his appointment to Senior Vice President and Chief Operating Officer in September, 2010. From July 1990 to October 31, 2006, he was employed by Banc of America Securities, the investment banking subsidiary of Bank of America, where he was a Managing Director and senior banker in the Transportation Group within the Global Corporate and Investment Bank. Mr. Garcia’s current position as Senior Vice President and Chief Operating Officer will not be filled.

Mr. Garcia will be nominated in CAI’s 2011 proxy statement to CAI’s Board of Directors for approval at the annual stockholders meeting on June 3, 2011.

●
Mr. Timothy Page will join CAI as its Senior Vice President and Chief Financial Officer effective in the middle of May.  Mr. Page has over 30 years of experience as a senior executive in various companies, and has held the position of Chief Financial Officer for both public and private companies for the past 10 years.  Since 2008 Mr. Page has been the Chief Financial Officer of Port Logistics Group, a privately held logistics company.  From 2004 to 2008 Mr. Page was the Chief Financial Officer of Quality Distribution, Inc, a Nasdaq-listed transportation company.

●
Mr. Gary Sawka will resign from his position as Interim Chief Financial Officer effective upon Mr. Page’s effective employment date and will be nominated in CAI’s 2011 proxy statement to CAI’s Board of Directors for approval at the annual stockholders meeting on June 3, 2011.

Hiromitsu Ogawa, Chairman of the Board of CAI, commented, “I want to thank Masaaki (John) Nishibori for his 18 years of service to our Company and for his leadership as our President and Chief Executive Officer since September, 2006.  John has been my business partner since 1993 and he has used his years of experience to effectively manage the Company during periods of growth and one of the most difficult recessions that our industry has experienced.  I am pleased that John will remain on our Board of Directors where CAI will benefit from his invaluable experience and business judgment.”

He continued, “I am also pleased that Victor Garcia will lead our Company as the next President and CEO.  Victor has over 20 years of experience with the container leasing industry and has built strong relationships with our container investors, the financial community and customers. During his time with CAI, Victor has been closely involved in all aspects of the container leasing business and his contribution to CAI has been instrumental to the Company’s record profitability and success during the past financial quarters.  Most importantly, CAI’s Board of Directors and employees have confidence in Victor’s leadership.”

Mr. Garcia commented, “I want to thank Masaaki (John) Nishibori, Hiromitsu Ogawa and the Board of Directors for their support and confidence by appointing me the President and CEO of CAI.  CAI has a great franchise and reputation in the marketplace.  The business outlook for our Company is very strong and my focus will be to build upon the solid foundation that John has set for the Company through his leadership.”

Mr. Ogawa commented further, “With the addition of Tim Page, we have been able to strengthen our management team.  Tim has significant experience as a Chief Financial Officer at various companies.  He has been the CFO of transportation and logistics companies for the past 6 years.  That experience will be of significant value to our Company.  Lastly, I would like to thank Gary Sawka for his support and commitment to the Company as the Interim Chief Financial Officer for the past 7 months.  I look forward to having Gary back on our Board later this year.”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2011, the company operated a worldwide fleet of approximately 863,000 TEUs of containers through 12 offices located in 10 countries including the United States.

Cautionary note on forward-looking statements

This press release contains forward-looking statements regarding the future leadership, performance and other events of CAI International, Inc. Words such as “will be,” “will join,” “will lead,” "able to," “look forward to,” and similar expressions generally identify these forward-looking statements.  These statements are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others.  CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release.  Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:
Gary Sawka, Interim Chief Financial Officer
(415) 788-0100
gsawka@capps.com